  EXHIBIT 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is made effective as of September 3, 2019 (“Effective Date”), by and between INTEGRITY MEDIA, INC (“INTEGRITY”), on the one hand, and ROBERT ROSITANO JR. (“ROSITANO”), and FRIENDABLE, INC. (“FRIENDABLE”) on the other hand. Each of these parties sometimes are referred to herein collectively as the “Parties,” and individually as a “Party.”

RECITALS

A. The Parties agree to waive the following underlined portion of Evidence Code Section 622, which reads: “The facts recited in a written instrument are conclusively presumed to be true as between the parties thereto, or their successors in interest; but this rule does not apply to the recital of a consideration.” The effect of such waiver shall be to make the recital of consideration conclusive between the parties.

B. WHEREAS, a dispute has arisen and now exists among INTEGRITY, FRIENDABLE and ROSITANO regarding claims relating to common stock / shares of FRIENDABLE owned by INTEGRITY and as more specifically alleged in the civil action known as Integrity Media, Inc. vs. Friendable, Inc. et al., Orange County Case No. 30-2016-00867956-CU-CO-CJC, hereafter referred to as the “Action.”

C. WHEREAS, the Parties are in a position to raise, and have raised, certain statutory, common law, and equitable claims and defenses against one another with respect to the Action;

D. WHEREAS Defendants FRIENDABLE and ROSITANO deny any liability to INTEGIRTY in the Action. The parties continue to dispute the allegations and denials made by the other, and enter into and execute this Agreement without admitting or conceding the truth or legal sufficiency of any of the allegations and denials made by the other, but rather in order to completely resolve their differences and disputes with each other.

E. WHEREAS, the Parties and, each of them, desire to settle the Claims to avoid the cost of further litigation, and have agreed to resolve and settle definitively the Claims and all controversies and disputes between them, and any of them, including the principals, officers and members of any organization, and desire to commit their settlement to writing.

F. WHEREAS, the Parties wish to compromise, settle and release the Claims, and all disputes and other matters between them, including those that are or could have been alleged in the Action or any other proceeding, with the exception of any matters expressly reserved herein, and they enter into this Agreement for that purpose.

AGREEMENTS AND RELEASES

In consideration of the mutual promises of this Agreement, each promise of each Party constituting consideration for all the promises of the other Party, the sufficiency of which consideration is hereby acknowledged, the Parties agree:

1. Consideration. For settlement of any and all outstanding judgments, claims, causes of action, liabilities, demands, obligations or damages whatsoever, from the beginning of time to the Effective Date of this Agreement, that the Parties have against one another including, but not limited to, their officers, directors, attorneys, partners, employees, agents, representatives, successors, assigns, and insurers, whether asserted or unasserted, the Parties agree as follows:

a.
The Settlement Sum payable by FRIENDABLE to INTEGRITY is $750,000 plus $30,000 in costs.

b.
The Settlement Sum will be paid by FRIENDABLE to INTEGRITY as follows.

c.
FRIENDABLE entered into a Debt Restructuring Agreement (“Restructuring Agreement”) with certain creditors of FRIENDABLE wherein said creditors agreed to exchange their convertible notes to common stock in FRIENDABLE. In return, FRIENDABLE agreed to file for a reverse split of its common stock and, subject to FINRA process and approval, and to complete all actions necessary to deem the reverse split effective. The reverse split ratio is 18,000 for 1 (for every 18,000 shares held the shareholder will have 1 share post-split). The reverse stock split has been completed as of the effective date this Settlement.

d.
Within 10 days of full execution of this Settlement Agreement, FRIENDABLE will issue 750,000 shares of FRIENDABLE common stock (the “Shares”) to Integrity Media, for and in exchange of INTEGRITY’s 275 preferred shares of FRIENDABLE that it presently holds.

e.
Until the Shares are issued, they shall be reserved with FRIENDABLE’s transfer agent (Nevada Agency and Transfer Company) pursuant to a “Share Reservation Letter” to be signed by the FRIENDABLE, INTEGRITY and the Transfer Agent. This “Share Reservation Letter” will ensure Integrity has access to all 750,000 issuable shares in total, as they will have been “Reserved” for issuance. The Transfer Agent Agreement or "Share Reservation Letter" will be in the same form as all other note holders (per the Restructuring Agreement).

f.
Integrity’s opinion letter will be provided by Integrity and shall be acceptable to Friendable’s counsel and its Transfer Agent.

g.
All shares of common stock issued to INTEGRITY will have a minimum price of $1.00 per share.

h.
All shares of common stock issued to INTEGIRTY shall be issued without any encumbrances or restriction except, as required by law, but shall be subject to the terms of the Leak Out Agreement attached to and incorporated within the Restructuring Agreement. Under said agreements, commencing on the date of the issuance and ending on July 30, 2020, INTEGRITY agrees that in any given calendar month as calculated on the last day of each preceding 30-day period, INTEGRITY may only sell up to 20% of the Shares beneficially owned by INTEGRITY.

i.
As set forth in the Restructuring Agreement, the $750,000 settlement sum will be used for calculation purposes and protection at the reset dates of 120 and 240 days as set forth in the Restructuring Agreement. The minimum price protection, as stated in the Restructuring Agreement, has two timetables or “resets” that the shares then held will be at a minimum of $1.34 per share at Days 120 and 240  and if not at that share price then additional shares will issue to INTEGRITY under the same terms as set forth in the Restructure Agreement.

j.
FRIENDABLE and INTEGRITY will review INTEGRITY’s sale of Friendable’s common stock, once it is completed. If INTEGIRTY’s sale of its 750,000 shares does not gross $750,000 based on the share price when sold, or able to be sold under the terms of the Leak Out Agreement, then FRIENDABLE will “true up” INTEGRITY’s position by issuing a new block of common stock priced per share to balance out the settlement sum of $750,000.

k.
On or before December 31, 2019, Friendable must raise a minimum of $400,000.00 in capital through a share offering, as set forth in the Restructure Agreement.

l.
FRIENDABLE shall pay $30,000 in costs to INTEGIRTY to recoup Integrity’s legal costs in this action. Integrity agrees to a payment plan of a minimum of 5% of each capital raise by FRIENDABLE until the $30,000 is paid in full. However, the entire $30,000 must be paid in full at or before six months from the date of execution of the settlement agreement. If the $30,000 is not paid in full within six months from the date of the settlement agreement, then ROSITANO will be personally liable for the balance.

2. It is further agreed by and between the parties and is also consideration for this Settlement Agreement that:

a.
Friendable shall comply with all reporting obligations pursuant to Section 12(g) of the Securities Exchange Act of 1934, including timely filing all of its periodic reports, and it shall not be classified as a “shell” under Rule 144 under the Securities Act of 1933, as amended.

b.
ROSITANO shall maintain his role as CEO of FRIENDABLE and INTEGRITY shall not vote its shares or otherwise interfere with ROSITANO’s role as CEO.

c.
INTEGRITY will not engage in or assist others in engaging in any market manipulation of Friendable’s stock.

d.
ROSITANO personally guarantees FRIENDABLE’s performance of this Settlement Agreement and will execute a personal guarantee in suitable form as provided by INTEGRITY.

3. The consideration described herein shall separately and collectively, as the context requires, be referred to as the “Settlement Sum.”

4. Reservation of Jurisdiction Over Settlement. Pursuant to California Code of Civil Procedure section 664.6, the parties agree to file a stipulation with the court, prior to dismissal of the Action, for the c ourt to retain jurisdiction over the parties to enforce the settlement until performance in full of the terms of the settlement.

5. Dismissal of Actions. Subject to the court’s retention of jurisdiction pursuant to paragraph 4 of this Agreement, INTEGRITY will dismiss the Action with prejudice, subject to the terms of this Agreement, upon receipt of the Shares from the Transfer Agent.

6. Mutual General Release of All Parties. Effective upon and only upon full performance of the Settlement Sum, and excepting the rights and obligations conferred by this Agreement, the Parties on behalf of herself, himself, or itself and on behalf of his, her or its companies, successors, heirs, assigns and agents irrevocably and unconditionally releases, acquits and forever discharges one another and their past, present and future affiliates, predecessors, employees, partners, joint ventures, successors, assigns, attorneys, insurers, sureties, agents, shareholders, officers, directors, and all persons acting by, through, under, or in concert with any of them, individually and jointly, from all charges, complaints, promises, agreements, controversies, suits, rights, demands, costs, losses, debts, actions, causes of action, claims, judgments, obligations, damages, liabilities and expenses, including any claims for attorney fees and costs, of whatsoever kind and character, known and unknown, suspected and unsuspected, anticipated and unanticipated, which any Party now has, owns or holds, or claims to have, own or hold against another Party from the beginning of time through the date of final execution of this Agreement (together, “Claims”), including without limitation all Claims that were or could have been asserted in any Action or Arbitration or in any special action or proceeding of any kind.

7. Release of Unknown or Mistaken Facts and Claims. Each of the Parties to this Agreement acknowledges that (a) he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the Claims as defined herein, and (b) he, she or it may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to the Claims as defined herein. Each of the Parties acknowledge, however, that he, she or it has negotiated, agreed upon and entered into this Agreement in light of this situation. Accordingly, the Parties waive any and all rights that they may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to Claims known or suspected at the date on which the parties hereto execute this Agreement.

8. It is further understood and agreed that, as part of the consideration and as inducement for the execution of this Agreement, the Parties, with full knowledge and with the specific intent to release all Claims, DO HEREBY SPECIFICALLY WAIVE THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH STATES

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

9. Although the present litigation is being settled, INTEGRITY shall expressly maintain status as a creditor for purposes of Civil Code § 3439, et seq. until full performance of this Settlement Agreement. Therefore, any transfer made or obligation incurred by ROSITANO including but not limited to transfers of title in any assets owned by ROSITANO during the term of the Settlement may be voidable under Civil Code § 3439.05.

NON-DISCLOSURE AND NON-DISPARAGEMENT

10. Agreement Confidential. The Parties, and their attorneys, agree to keep the terms, amount, and facts of this Agreement completely confidential and will not hereafter disclose any information concerning this Agreement or settlement in general to anyone except their attorneys, accountants, certified tax person, and insurance brokers and carriers, and immediate families (meaning spouses and siblings). This Agreement may also be disclosed as part of any public filings or related disclosures by FRIENDABLE. The Parties agree they will not otherwise disclose the terms or conditions of this Agreement or settlement and will not repeat or reassert directly or indirectly any of the allegations advanced in connection with the Claims nor assist or cause any third party to assert or repeat or reassert directly or indirectly any of the allegations they have so advanced, except as expressly provided for in this Agreement. If either party receives such a subpoena or order, that party shall, within five (5) calendar days after receipt thereof, send, by mail and by facsimile a copy thereof to the other party to this Agreement.

11. Non-Disparagement. The Parties each agree that they will not in any way, or by the encouragement of others, disparage the professional, business, commercial or financial reputation of one another or any of her, his, its, or their employees, officers, directors, products or services. The Parties and their attorneys agree not to disclose any of the documents, or any portion thereof, or any information contained therein, obtained in connection with the Claims, except as may otherwise be provided for within this Agreement, including any public filings or disclosures that FRIENDABLE may make. INTEGRITY agrees that it will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against any Releasee, including without limitation any class action.

GENERAL TERMS

12. No Admission Of Liability. This Agreement is entered into for the purpose of settling disputed claims and avoiding the expense, inconvenience, and uncertainty of litigation. Nothing in this Agreement, nor any consideration given pursuant to it, shall constitute an admission of any act, omission, liability or damages of any party. The Parties and, each of them, expressly deny any liability to one another and agree that nothing about this Agreement, or its contents, constitutes any admission or concession of any kind by the Parties with respect to any fact, liability, or fault.

13. No Assignment Or Transfer. The Parties, and each of them, warrant that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, in whole or in part, any rights, any claims or any other matters released herein. The Parties, and each of them, shall indemnify and defend and hold each of the other Parties harmless from and against any Claims based upon or arising in connection with such prior assignment or transfer, or any purported assignment or transfer, of any claims or other matters released herein, including claims for attorneys’ fees and all actual costs of suit.

14. No Pending Lawsuits, Proceedings Or Actions. The Parties, and each of them, each represent and warrant that, other than the Action, they do not have any other lawsuits, Claims, actions or proceedings pending against one another. The Parties, and each of them, further represent and warrant that they have not initiated or caused to be initiated any lawsuits, Claims, actions or proceedings in their own name against any other Party.

15. Authority. The Parties represent and warrant that: (a) he, she or it is authorized to sign this Agreement on behalf of each individual or entity for which he, she or it signs this Agreement; (b) the signatures of the individuals on behalf of each entity constitute all the signatures necessary to bind that entity; (c) he, she or it is the sole owner of the Claims being released in this Agreement and has not subrogated, assigned or transferred any right to or interest in any of those Claims

16. Indemnity. The Parties shall indemnify, defend and hold one another harmless from any liability related to the breach or falsity of any representation or warranty in this Agreement, or any claims of preferential transfer, including any attorney’s fees and costs incurred in connection therewith.

17. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, heirs, assigns, agents, and all persons acting by, through, under, or in concert with any of them, individually and jointly. This Agreement may be pled as a full and complete defense to any action or other proceeding, which may be instituted, prosecuted or maintained in breach of this Agreement.

18. Final Agreement. This Agreement is the complete and final expression of the agreement of the Parties. It supersedes and replaces any prior or contemporaneous statements, promises, understandings and agreements between the Parties, none of which is binding or enforceable.

19. Amendments and Modifications. This Agreement may be amended only by a writing signed by the Party and his or her attorney charged with the terms of the amendment. The Parties each agree that they will make no claim at any time that this Agreement has been orally amended or modified. No oral waiver of any term shall be effective for any purpose regardless of the evidence or circumstances.

20. Representation by Counsel. Each of the Parties was represented by counsel in the negotiation and execution of this Agreement, or had the opportunity to consult and be represented by counsel. The Parties acknowledge and agree that the advice of legal counsel has been obtained by each of them before signing this Agreement and the releases herein, or have voluntarily chosen to forego the advice of any particular legal counsel, and each Party executes this Agreement containing a general release voluntarily, and with the intent of extinguishing of any and all Claims between one another.

14.    Further Actions/Cooperation. Each of the Parties shall execute and deliver such further documents and take such further actions as may reasonably be required to effectuate the terms of this Agreement.

15.    Choice of Law. This Agreement shall be interpreted, governed and enforced in accordance with the laws of the State of California. Because the Action was pending in Orange County at the time this Agreement was entered into, it shall be the place of enforcement of this Agreement regardless of any change in any Party’s county of residence or principal place of business.

16.     Waiver. No failure to enforce or election not to enforce any provision of this Agreement shall constitute a waiver of such provision or of the right to enforce compliance with such provision on any other occasion.

17.     Severability. If any provision of this Agreement is found to be void, voidable, illegal, invalid, or unenforceable, that provision shall be severed from the Agreement and the remaining provisions shall remain in full force and effect and may be enforced to the fullest extent permitted by law.

18.     Attorney’s Fees and Costs. For any dispute arising out of this Agreement, the prevailing party shall be entitled to recover his attorney’s fees and costs, to be fixed by the Court.

19.     Agreement Voluntary and Clearly Understood / Counterparts. In affixing their signatures to this Agreement, each of the parties is acknowledging that he or she has read the Agreement and discussed it with his or her or its attorneys, that each understands all of its terms, and agrees to be bound by its provisions. The parties have not entered into the terms of this settlement under duress or coercion, but upon due reflection. This Agreement may be signed in counterpart or duplicate copies, and any signed counterpart or duplicate copy shall be equivalent to a signed original for all purposes. Signatures delivered by electronic or facsimile copy are acceptable and shall be deemed the same as an original signature

SIGNATURES

I acknowledge that I have carefully read the foregoing Agreement; I understand completely its contents; I understand the significance and consequence of signing this Agreement; and I intend to be legally bound by its terms.

Dated: September 25, 2019	/s/ Kurt Divich
Integrity Media, Inc.
By: Kurt Divich
Its President

Approved as to form by counsel:

Dated: September 26, 2019	/s/ Tyler San Juan
Tyler San Juan, Esq.

I acknowledge that I have carefully read the foregoing Agreement; I understand completely its contents; I understand the significance and consequence of signing this Agreement; and I intend to be legally bound by its terms.

Dated: September 16, 2019	/s/ Robert Rositano
Friendable, Inc.
By Robert Rositano Jr.
Its CEO

Dated: September 16, 2019	/s/ Robert Rositano
Robert Rositano Jr.
Individually

Approved as to form by counsel:

Dated: September 18, 2019	/s/ Carlos Martinez
Carlos Martinez